Exhibit 99.1

N E W S   B U L L E T I N
FROM:

FINANCIAL
RELATIONS BOARD

RE:	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NasdaqNM: DDIC

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Mikel Williams	Jill Fukuhara Peters	Lasse Glassen
Chief Financial Officer	Investor/Analyst Information	General Information
(714) 688-7200	(310) 854-8312	(310) 854-8313
	jspeters@financialrelationsboard.com	lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE
May 5, 2005

DDI CORP. REPORTS FIRST QUARTER 2005 RESULTS

ANAHEIM, Calif., May 5, 2005 – DDi Corp. (NasdaqNM: DDIC), a leading provider of time critical technologically advanced, electronic engineering and manufacturing services, today announced financial results for the first quarter of 2005.

Summary of First Quarter Results

The Company reported first quarter 2005 net sales of $44.9 million, an increase of 2% sequentially from the $44.0 million in net sales for the fourth quarter 2004. The increase primarily reflects a strengthening of PCB demand in the latter part of the first quarter, in addition to growth in the assembly operation.

First quarter 2005 net sales decreased 7% compared to net sales of $48.1 million for the first quarter 2004. The decrease is primarily attributable to a reduction in the number of printed circuit board (PCB) layers shipped, reflecting a softer PCB market in the first quarter 2005 than in the first quarter 2004. Partially offsetting the decline in PCB net sales was an increase of $1.8 million in net sales from the complementary quick-turn assembly operation, resulting from growth in the customer base.

“Although the sequential PCB growth was limited, in general, we were pleased to see demand begin to increase toward the latter part of the first quarter. For the month of March, total PCB bookings were at their highest level since October 2003. The recent increase in demand is reflected in both our quick-turn business and in our longer-lead orders,” stated Bruce McMaster, President and Chief Executive Officer of DDi Corp.

Gross profit for the first quarter 2005 was $8.0 million (18% of net sales) as compared to $5.6 million (12% of net sales) for the first quarter 2004. The increase in gross profit was due to a $6.0 million decrease in non-cash compensation charges and amortization of intangibles from the prior year period. Partially offsetting the benefit of these lower charges was the year-over-year decrease in PCB layer shipments, as described above. On a sequential basis, gross profit increased from $5.2 million reported for the fourth quarter 2004. Excluding the non-cash charges in each period, adjusted gross profit increased sequentially during the first quarter 2005 by $0.5 million on the $0.9 million increase in sequential net sales.

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Total sales and marketing expenses for the first quarter 2005 were $3.0 million (7% of net sales) as compared to $4.3 million (9% of net sales) for the first quarter 2004. The reduction in expense in the first quarter was primarily due a $1.2 million reduction in non-cash compensation costs. Excluding such costs, adjusted sales and marketing expenses for the first quarter 2005 were $3.5 million (8% of net sales), as compared to $3.6 million (7% of net sales) for the first quarter 2004.

Total general and administrative expenses for the first quarter 2005 were $4.2 million (9% of net sales), as compared to $3.5 million (7% of net sales) for the first quarter 2004. The increase in expense was largely due to a $0.9 million increase in professional fees incurred in connection with the completion of the Company’s year-end Sarbanes-Oxley Section 404 compliance effort and with strategic reviews of the Company’s capital structure performed in the first quarter of 2005. The Company also incurred a number of other increases in expense, including other professional fees, personnel costs and insurance costs. These were partially offset by a $1.1 million reduction in non-cash compensation charges.

Net interest expense for the first quarter 2005 decreased to $1.2 million, from $4.4 million for the first quarter 2004, as a result of the repayment of the U.S. term loans in the first quarter of 2004.

During the first quarter of 2005, DDi reported net income of $9.7 million from discontinued operations, primarily due to a $11.1 million non-cash gain on the disposition of DDi Europe, partially offset by net losses from those operations through the date of disposition. The comparable loss from discontinued operations for the first quarter of 2004 was $7.8 million. The gain from the disposition of DDi Europe represents DDi Corp.’s net investment in DDi Europe as of the date of disposition, net of foreign currency translation adjustments.

The Company reported net income available to common stockholders of $5.8 million for the first quarter 2005, or $0.23 per diluted share. For the corresponding period in 2004, the Company reported a net loss to common shareholders of $17.4 million, or $(0.70) per share. The primary reasons for the improvement are the 2005 gain on the disposition of DDi Europe and a reduction in non-cash compensation charges.

First quarter 2005 adjusted EBITDA was $2.8 million, as compared to $7.9 million for the first quarter 2004 and $2.0 million for the fourth quarter 2004. The year-over-year decrease is due principally to the reduction in PCB net sales. The sequential improvement is due to the strengthening of demand in the latter part of the first quarter of 2005, mitigated primarily by an increase in general and administration expenses associated with fiscal year 2004 Sarbanes-Oxley compliance, and strategic reviews of the Company’s capital structure.

Bruce McMaster, Chief Executive Officer, commented, “We remain committed to improving our customer service and increasing operational efficiency. To that end, we are announcing two changes. First, we will be closing our Arizona plant, which has produced mass lamination cores for four North American PCB plants, and shifting this work back into those facilities. Our Virginia facility will assume the majority of the internal mass lamination work previously manufactured by the Arizona plant. This change will tighten our turn-around time and reduce inter-facility transfer time and costs. Second, we are closing our Corporate Support Center located in Colorado Springs, and moving its primary functions, principally that of corporate Human Resources, back to our corporate headquarters located in Anaheim, California. Both of these changes help streamline operations, improve efficiency and reduce our cost structure.”

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Mikel Williams, Chief Financial Officer added, “We are still reviewing the full financial impact of closing the Arizona plant, and will announce the impact, both in terms of restructuring costs and annual efficiency improvements, upon completion of this work.”

“We are also pleased to announce our initial compliance with Sarbanes-Oxley Section 404, in which no material weaknesses in internal controls were identified. As noted previously, we anticipate that ongoing compliance will place fewer demands on the Company than did the initial effort, both from a financial and personnel perspective,” concluded Williams.

First Quarter End Market Revenue Breakdown

The following table shows the percentage of net sales attributable to each of the principal end markets served by the Company for the periods indicated:

	First Quarter
	2005	2004
End Markets(1)
Communications/Networking	44%	38%
High-end computing	21%	23%
Medical/Test/Industrial	18%	21%
Military/Aerospace	7%	7%
Other	10%	11%

(1)	Sales to electronic manufacturing service providers are classified by the end markets of their customers.

Liquidity

As of March 31, 2005, the Company had total cash and cash equivalents of $21.9 million. Total debt, exclusive of the $59.2 million of the Company’s Series B Preferred Stock, amounted to $35.6 million and was comprised of $16.7 million of borrowings under the Dynamic Details Revolving Credit Facility, $18.2 million related to the DDi Capital Senior Accreting Notes and approximately $0.7 million of capital lease obligations. The amount drawn under the revolving credit facility as of March 31, 2005 effectively represented the full borrowing availability of that facility at that time.

Capital expenditures were $1.2 million for the first quarter 2005 and are expected to range from $5 million to $8 million for fiscal year 2005.

Second Quarter 2005 Outlook

For the second quarter of 2005, DDi is estimating net sales in the range of $45 million to $48 million. Should the current up tick in sales continue through the second quarter, we would expect to be at the top end of the estimated range. We expect a sequential improvement in adjusted EBITDA from the first quarter 2005 accompanying the increase in revenue.

Basis of Presentation

Discontinued Operations. The Company announced the discontinuation of its European business, and the placement into administration of DDi Europe, on February 9, 2005. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” DDi Europe has been accounted for as a discontinued operation. In accordance with SFAS No. 144, the attached Condensed Consolidated Financial Statements have been presented to reflect DDi Europe as a discontinued operation and DDi Europe’s net assets and net liabilities, and operating results, net of tax, have been presented in the statements separate from the ongoing operations of

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DDi Corp. All other references to operating results and statistical information reflect the ongoing operations of DDi Corp. and its subsidiaries, excluding DDi Europe, (collectively, the “Company”).

Non-GAAP Financial Measures. This release includes the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: (i) adjusted gross profit; and (ii) adjusted EBITDA. Management believes that the disclosure of these non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provides useful information to the Company, investors and other users of the financial statements in identifying and understanding operating performance for a given level of revenue and business trends. Management believes that adjusted EBITDA is an important factor of DDi’s business because it reflects financial performance that is unencumbered by debt service. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. Growth in adjusted EBITDA is driven by higher gross profit and cost containment in selling, general and administrative expenses. However, adjusted EBITDA and adjusted net income/loss (and net income/loss per share) should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definitions of adjusted EBITDA and adjusted net income/loss and adjusted net income/loss per diluted share may differ from definitions of such financial measures used by other companies. The Company has provided a reconciliation of adjusted EBITDA and adjusted net income/loss (and net income/loss per share) to GAAP net income/loss (and net income/loss available to common stockholders) in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2005 financial results and the second quarter 2005 outlook will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at DDi’s web site: www.ddiglobal.com/investor under “Webcasts.” A telephone replay of today’s conference call will be available through May 12, 2005 by dialing (800) 405-2236 or (303) 590-3000 and entering the passcode 11029703. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general

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economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

- Financial Tables to Follow -

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DDi Corp.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$21,863	$23,526
Accounts receivable, net	28,093	26,564
Inventories	18,270	17,996
Prepaid expenses and other	2,306	1,713
Assets held for disposal	—	33,016

Total current assets	70,532	102,815

Property, plant and equipment, net	35,168	36,376
Debt issuance costs, net	1,399	1,780
Goodwill and intangibles, net	115,700	117,384
Deferred tax asset	541	541
Assets held for disposal	—	26,245
Other	711	810

Total Assets	$224,051	$285,951

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$738	$916
Revolving credit facilities	16,685	15,948
Accounts payable	16,838	16,389
Accrued expenses and other	16,319	14,527
Income tax payable	1,012	1,099
Liabilities held for disposal	—	67,853

Total current liabilities	51,592	116,732

Long-term debt and capital lease obligations	18,204	18,252
Notes payable and other	8,798	8,602
Liabilities held for disposal	—	3,725

Total liabilities	78,594	147,311

Series B mandatorily redeemable preferred stock	59,238	61,557

Stockholders’ equity:
Common stock, additional paid-in-capital and other	144,991	147,113
Deferred compensation	(6,082)	(9,445)
Accumulated other comprehensive income (loss)	56	(712)
Accumulated deficit	(52,746)	(59,873)

Total stockholders’ equity	86,219	77,083

Total Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	$224,051	$285,951

DDi Corp.

DDi Corp.
Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	3 months ended	3 months ended
	March 31, 2005	March 31, 2004
Net sales	$44,949	$48,055
Cost of goods sold:
Other cost of goods sold	37,217	36,746
Non-cash compensation and amortization of intangibles	(279)	5,701

Total cost of goods sold	36,938	42,447

Gross profit	8,011	5,608

Operating expenses:
Sales and marketing:
Non-cash compensation	(454)	710
Sales and marketing expenses	3,486	3,623

Total sales and marketing	3,032	4,333

General and administration:
Non-cash compensation	249	1,336
General and administration expenses	3,951	2,196

Total general and administration	4,200	3,532

Amortization on intangibles	1,150	1,150
Restructuring and other related charges	—	344
Reorganization charges	—	664

Operating loss	(371)	(4,415)

Interest and other expense, net	1,191	4,404

Loss from continuing operations before income taxes	(1,562)	(8,819)
Income tax expense	(1,051)	(761)

Loss from continuing operations	(2,613)	(9,580)
Net income (loss) from discontinued operations (including gain on disposal of $11,053)	9,740	(7,848)

Net income (loss)	7,127	(17,428)
Less: Series B Preferred stock dividends and accretion	(1,342)	—

Net income (loss) available to common stockholders	$5,785	$(17,428)

Loss per share of stock from continuing operations — Basic and diluted	$(0.15)	$(0.39)
Net income (loss) per share of common stock — Basic and diluted	$0.23	$(0.70)

Weighted average basic and diluted shares outstanding	25,646	24,745

Supplemental Financial Information

Adjusted EBITDA **	$2,750	$7,912

Interest expense (net)	1,191	4,404
Depreciation	2,455	2,422
Amortization on intangibles	1,150	1,919
Non-cash compensation	(484)	6,978
Restructuring, reorganization and reorganization proceeding charges	—	1,008
Net (income) loss from discontinued operations	(9,740)	7,848
Income tax expense	1,051	761

Net income (loss)	7,127	(17,428)
Less: Series B Preferred stock dividends and accretion	(1,342)	—

Net income (loss) available to common stockholders	$5,785	$(17,428)

**	Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges, gain on disposition of DDi Europe and loss from discontinued operations.